UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Skyworks Solutions, Inc.

(Name of Registrant as Specified in Its Charter)

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Skyworks Solutions, Inc., is providing the information contained below in communications to certain of its stockholders commencing April 28, 2022.

Dear Skyworks Stockholder:

I am writing to you on behalf of the Compensation Committee (the “Committee”) of the Board of Directors of Skyworks Solutions, Inc. (“Skyworks,” or the “Company”), with respect to our upcoming Annual Meeting of Stockholders, to be held on May 11, 2022. We would like to affirm and further clarify our commitments with regard to future executive compensation actions. We also specifically request your vote:

•	FOR the Reelection of Directors Christine King, David P. McGlade, and Robert A. Schriesheim, the members of the Committee, and

•	FOR Proposal 3, the “say-on-pay” proposal, which asks stockholders to approve, on an advisory basis, the compensation of our named executive officers.

We ask for your support in each case notwithstanding the contrary recommendation issued by Institutional Shareholder Services (“ISS”). As explained in more detail below, we believe support is warranted for the reelection of these directors and for Proposal 3 as a result of the Committee’s high level of responsiveness to the concerns expressed by the Company’s stockholders during engagement meetings following the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”).

ISS’s recommendation against the Company’s “say-on-pay” proposal and the election of the Committee members is driven by its assessment of the definitiveness of our commitment around one-time equity awards. In making its recommendation, ISS explicitly highlights that the Board of Directors responded to stockholder concerns, but concludes that the particular language used is an insufficient commitment:

“While changes were made to the long-term incentive program, the proxy states that the primary concern underlying the failed vote related to the November 2019 one-time awards and the board states only that it does not anticipate making additional one-time awards to NEOs in the future. . . . [S]hareholders may have expected a more definitive statement against their future use such as a commitment to limit their use only to extraordinary circumstances.”

Skyworks’ Responsiveness to Stockholders

We believe the Company has been responsive to stockholders and that such responsiveness is well established in our proxy statement dated March 25, 2022 (the “Proxy Statement”).1 We were pleased that proxy advisory firm Glass Lewis recognized such responsive actions and has recommended votes FOR the “say-on-pay” proposal and FOR the election of all directors.

In its report, ISS acknowledges the Company’s engagement efforts, including my participation, as chairman of the Committee, in meetings with stockholders representing 34% of the Company’s shares outstanding. Additionally, ISS noted the significant responsive actions our Committee took in response to stockholder feedback. Specifically:

1 See pages 7, 16, 17, 32, and 33 of the Proxy Statement for a detailed account of the Company’s responses to feedback received on executive compensation and other topics during stockholder engagement meetings following the 2021 Annual Meeting.

Skyworks Solutions, Inc. ● 5260 California Avenue, Irvine, CA 92617

(949) 231-3000 ● www.skyworksinc.com

“[The] company stated that no one-time awards were made in 2020 or 2021, and none were anticipated in the future. In addition, the company adopted a clawback policy in FY21 that provides for the recovery of incentive compensation from executive officers in the event of a financial restatement, and increased the target goal for the FY21 relative TSR LTI awards to the 55th percentile of the peer group. The company also made the following changes to the long-term incentive plan effective with the FY22 awards:

•	Exchanged the design win metric (non-disclosable) for relative EBITDA margin metric (disclosable);

•	Extended the performance period for the LTI relative EBITDA margin metric to two years;

•	Extended the vesting period to two years for the LTI one-year emerging revenue growth metric; and

•	Removed three large comparator companies from the peer group and added two to ‘improve comparability.’”

We do not believe that ISS’s interpretation of the Company’s disclosure, and the Committee’s intentions, with regard to the one-time equity awards is correct. Throughout our engagement efforts over the past year, we have heard from many stockholders that in general they do not support the use of one-time equity awards, and the Committee heard this feedback clearly. When we shared that no future one-time awards were anticipated based on this feedback, nearly all stockholders noted that their concerns about the one-time awards had been resolved, and they have been supportive of the Committee’s actions, responsiveness, and intentions.

Furthermore, in January and February 2022, we held follow-up meetings with a handful of the Company’s largest institutional stockholders to solicit feedback specifically on whether the Committee’s actions had been appropriately responsive to previously expressed concerns. In general, these stockholders noted that the actions we took demonstrated a high level of responsiveness by the Committee.

Skyworks’ Commitments

In light of the concerns expressed by ISS, we would like to use this opportunity to clarify the Committee’s positions and commitments on two topics. We believe, based on our engagement efforts, that both of these positions are widely shared by our stockholders.

1.	The Committee is committed to not making one-time equity awards to its executive officers absent extraordinary circumstances. The Committee, however, believes that making an unconditional commitment to avoid one-time awards, or to limit such awards to a predetermined list of precedent circumstances, would not be in the best interests of the Company’s stockholders. While the Committee does not anticipate making future one-time awards to executive officers, should the Committee contemplate the need for such an award at some point in the future due to extraordinary circumstances, the Committee commits to considering feedback from our stockholders on the use of one-time awards and to providing robust disclosure in the proxy statement to explain the extraordinary circumstances, rationale, and decision-making process that led to any such award.

2.	The Committee believes that preestablished performance goals under the Company’s short-term incentive compensation plan for executive officers should generally be measured over a one-year performance period. Beginning with the Company’s fiscal year 2020 and continuing to the present, the Committee has established annual short-term incentive plans with two six-month performance periods as a result of significant market uncertainties, including those related to the COVID-19 pandemic and/or geopolitical tensions. The Committee commits to return to one-year performance periods for the short-term incentive plan as soon as the Committee determines that market conditions would allow the establishment of meaningful full-year goals.

We thank you for your thoughtful consideration of the Committee’s request that you vote FOR the election of all our directors and FOR our advisory vote on executive compensation.

Skyworks would welcome the opportunity to speak with you about these matters and any other governance issues that may be of importance to you. Please reach out to Mitch Haws, our Vice President of Investor Relations, at mitch.haws@skyworksinc.com with any questions or to set up a call.

Sincerely,

Christine King
Chairman, Compensation Committee
Lead Independent Director

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